Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS

FROM

Contact:	Bank Mutual Corporation NASDAQ: BKMU Michael T. Crowley Jr. Chairman, President and Chief Executive Officer 414-354-1500

Michael W. Dosland Chief Financial Officer 414-354-1500
BANK MUTUAL CORPORATION REPORTS EARNINGS
FOR THE FIRST QUARTER OF 2010
Milwaukee, Wisconsin
April 15, 2010
Bank Mutual Corporation (NASDAQ: BKMU) reported net income in the first quarter of 2010 of $2.1 million or $0.05 per diluted share compared to $7.2 million or $0.15 per diluted share during the same period in the previous year. Net income for these periods represented a return on average assets (“ROA”) of 0.24% and 0.82%, respectively, and a return on average equity (“ROE”) of 2.09% and 7.16%, respectively.
Michael T. Crowley, Jr., Chairman, President, and Chief Executive Officer of Bank Mutual Corporation (“Bank Mutual”) commented, “The interest rate environment continues to challenge our performance as we structure our balance sheet for what we believe will be higher interest rates in the future. In addition, some of our borrowers continue to experience financial difficulty due to the lag effects of the recession.” Mr. Crowley went on to say, “Although it is difficult for us to predict when our earnings will return to a higher level, we remain confident in our strong capital and liquidity positions and we are optimistic that the loan portfolio will improve as the economy recovers.”
Net interest income for the three months ended March 31, 2010, declined by $5.1 million compared to the same period in 2009. This decline was primarily attributable to a 54 basis point decline in interest rate spread between the periods, as well as a $63.9 million or 2.0% decrease in average earning assets. During 2009 and 2010 Bank Mutual has experienced increased levels of liquidity due to reduced portfolio loan demand and increased repayment activity in its loan and securities portfolios. These developments were caused by a deterioration in economic conditions, as well as a historically low interest rate environment that has resulted in increased refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market. In an effort to position its balance sheet to take advantage of higher interest rates in the future, Bank Mutual has reinvested cash flows from these sources in short- to medium-term fixed-rate securities and has increased its holdings of overnight investments. Such investments typically have lower yields than longer-term, fixed-rate loans and securities. As a result of these developments, Bank Mutual’s interest rate spread and its average earning assets have declined in recent periods. Mr. Crowley commented, “Dave Baumgarten, who recently joined us as the President of our bank subsidiary, brings a wealth of in-market banking experience to us that we believe will benefit our loan growth and net interest income in the long term.”
Bank Mutual’s provision for loan losses was $3.4 million during the first quarter of 2010 compared to $3.2 million in the same period last year. The losses in both periods were affected by a decline in economic conditions and increased levels of unemployment since 2008, which has resulted in increased stress on Bank Mutual’s borrowers, increased loan delinquencies, and lower real estate values. These conditions have been particularly challenging for Bank Mutual’s portfolio of multi-family and commercial real estate loans. During the first quarter of 2010 Bank Mutual recorded $2.2 million in loss provisions against four unrelated loan relationships aggregating $10.2 million that defaulted during the period and were determined to be collateral dependent. These loans are secured by office, commercial, and retail buildings, developed land, and equipment and inventory. In addition, Bank Mutual recorded $1.0 million in additional losses against two unrelated loan relationships aggregating $13.9 million that were determined to be collateral dependent in previous periods. Management determined that the fair value of the collateral for these loans, which consists of office buildings, apartment buildings, and developed land, had declined further during the quarter ended March 31, 2010. As a result of these additional losses, the loss allowance on these two relationships increased to $5.5 million in the aggregate at March 31, 2010. Also included in the provision for loan losses during the first quarter of 2010 were $184,000 in net losses on a number of smaller commercial real estate and commercial business loans, as well as residential and consumer loans.
During the first quarter of the previous year Bank Mutual recorded a $1.3 million provision for loss against a $9.1 million loan secured by a completed condominium development project and a $476,000 loss on a $3.4 million loan secured by an apartment building. Bank Mutual transferred both of these loans to foreclosed real estate in 2009. Bank Mutual also established $566,000 in specific loss allowances on a number of smaller commercial real estate and commercial business loans during the first quarter of 2009 and experienced an overall increase in charge-off activity in its portfolio of residential and consumer loans. In addition to these losses, Bank Mutual recorded nearly $600,000 in additional loan loss provisions in the first quarter of 2009 that reflected management’s general concerns relating to deterioration in economic conditions, increased unemployment rates, and declines in real estate values.
Gains on investment activities for the three months ended March 31, 2010, were $4.4 million compared to $2.1 million during the same period in 2009. Results for the first quarter of 2009 were net of $831,000 in other-than-temporary impairment (“OTTI”) charges related to a mutual fund investment. Excluding this charge, gains on investment activities during the first quarter of 2009 were $2.9 million. During the three months ended March 31, 2010 and 2009, Bank Mutual sold $167.6 million and $152.2 million, respectively, in longer-term mortgage-related securities. The proceeds of these sales were reinvested primarily in medium-term government agency securities, short-term agency collateralized mortgage obligations (“CMOs”), and adjustable-rate agency mortgage-backed securities (“MBSs”). Management considered these actions to be prudent in light of its expectations that interest rates may trend higher in the future.
Gains on sales of loans decreased by $3.2 million during the three months ended March 31, 2010, compared to the same period in 2009. During the first quarter of 2010 sales of one- to four-family mortgage loans were $45.9 million compared to $182.7 million during the same period in 2009. Loan sales increased substantially in early 2009 in response to a historically low interest rate environment that encouraged many fixed-rate borrowers to refinance existing loans at lower rates. In addition, adjustable-rate borrowers were motivated to refinance into fixed-rate loans. Bank Mutual sells substantially all of these loans in the secondary market. Higher interest rates during the latter half of 2009 and into 2010 have resulted in lower originations and sales of mortgage loans during the first quarter of 2010 compared to the same period in the previous year. Absent a decline in interest rates from current levels, Bank Mutual expects gains on sales of loans to be substantially lower during the remainder of 2010 than they were in 2009.
Net loan-related fees and servicing revenue was $158,000 during the three months ended March 31, 2010, compared to $(332,000) in the same period of 2009. During the first quarter of 2010, amortization of mortgage servicing rights (“MSRs”), which is netted against loan-related fees and servicing revenue, was $476,000 compared to $1.0 million in the same period in 2009. Lower interest rates in early 2009 caused an increase in mortgage loan prepayment activity, which in turn caused in an increase in MSR amortization in the first quarter of that year. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The increase (decrease) in this allowance is included in loan-related fees and servicing revenue as a charge (recovery) in the period in which the change occurred. During the three month periods ended March 31, 2010 and 2009, the valuation allowance increased (decreased) by $76,000 and $(120,000), respectively. As of March 31, 2010, Bank Mutual had a valuation allowance of $363,000 against MSRs with a gross book value of $7.1 million.

As of March 31, 2010, Bank Mutual serviced $1.0 billion in loans for third-party investors compared to a similar amount at December 31, 2009, and $728.4 million at December 31, 2008. The increase in 2009 was the result of a substantial increase in one- to four-family loans originated and sold in the secondary market due to historically low interest rates, as previously described.
Service charges on deposits declined by $56,000 or 3.9% during the three-months ended March 31, 2010, compared to the same period in 2009. This decline was due principally to a decrease in overdraft charges and ATM/debit card fees. Management attributes these declines to the economic recession, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual.
Other non-interest income increased by $187,000 or 11.6% during the quarter ended March 31, 2010, compared to the same quarter in 2009. Most of this increase was due to an increase in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”).
Total non-interest expense increased by $108,000 or 0.7% during the three months ended March 31, 2010, compared to the same three months in 2009. This increase was due to an increase in losses (gains) on foreclosed real estate and an increase in FDIC insurance premium expense. These developments were substantially offset by a decrease in compensation and related costs. Losses on foreclosed real estate were $955,000 during the first quarter of 2010 compared to gains of $5,000 in the same quarter last year. In recent periods Bank Mutual has experienced an increase in losses on foreclosed real estate due to continued declines in real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
FDIC premium expense was $1.0 million during the three months ended March 31, 2010, compared to $362,000 during the same period in 2009. In 2009 the FDIC raised its regular premium rates for all financial institutions. In addition, during the first quarter of 2009 Bank Mutual utilized the last of certain premium credits that had been available to offset deposit premium costs.
Compensation and related expenses decreased by $1.3 million or 12.6% during the three months ended March 31, 2010, compared to the same period in 2009. This decrease was primarily due to a decline in stock-based compensation. Bank Mutual expects ESOP expense to be substantially lower in 2010 than it has been in prior periods due to the expiration of the original ten-year commitment to the plan. Bank Mutual does not expect to maintain ESOP contributions at prior years’ levels in 2010. However, this decision is subject to review on a periodic basis and contributions may be increased in future years. Also contributing to the decrease in stock-based compensation in 2010 relative to 2009 was a large grant of stock options and restricted stock that was made in 2004 that became fully vested in mid-2009. No related amortization expense related to that grant has been recorded beyond that point.
Income tax expense was $1.1 million during the three months ended March 31, 2010, compared to $1.7 million in the same period of 2009. In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, which resulted in a one-time tax benefit of $1.8 million in the first quarter of 2009. Excluding the impact of this one-time tax benefit, Bank Mutual’s effective tax rate (“ETR”) for first three months of 2010 and 2009 was 33.3% and 39.2%, respectively. Bank Mutual’s ETR is lower in 2010 because non-taxable revenue, such as earnings from BOLI, comprises a larger percentage of pre-tax earnings than it did in 2009.
For reasons described earlier in this release, Bank Mutual’s origination of one- to four-family mortgage loans declined in 2010, from $217.2 million in the first quarter of 2009 to $54.6 million in the first quarter of 2010. During the first quarter of 2010, Bank Mutual’s portfolio of one- to four-family loans declined from $656.0 million at December 31, 2009, to $627.0 million at the end of the period. This decline was caused by continued refinancing of adjustable-rate loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate loans (which Bank Mutual generally sells). Although market interest rates for mortgage loans have trended higher in recent months, Bank Mutual expects borrowers to continue to prefer fixed-rate mortgage loans in the near term, which could impact its ability to increase its portfolio of one- to four-family loans.
Multi-family and commercial real estate mortgage loan originations were $7.1 million in the aggregate during the three months ended March 31, 2010, compared to $22.2 million during the same period in 2009. Although Bank Mutual continues to emphasize originations of these types of loans, originations have declined in recent periods due to a general deterioration in economic conditions, as well as Bank Mutual’s conservative underwriting standards. Despite this decline, however, Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans increased from $476.3 million at December 31, 2009, to $491.6 million at March 31, 2010. This increase was due to fewer loan repayments and maturities in recent periods, as well as construction and development loans that were transferred to permanent financing during the quarter. As a result of this latter development, Bank Mutual’s portfolio of construction and development loans declined by $23.2 million or 24.2% during the first quarter of 2010.
Commercial business loan originations in the first quarter of 2010 were $4.4 million compared to $5.7 million in the same period in 2009. Bank Mutual’s portfolio of commercial business loans decreased by $4.8 million or 9.2%, from $52.0 million to $47.2 million during the three months ended March 31, 2010.
Consumer loan originations, including fixed-term home equity loans and lines of credit, were $15.2 million during the first quarter of 2010 compared to $19.3 million during the first quarter of 2009. Lower origination activity in recent periods has been primarily the result of declining demand due to difficult economic conditions, as well as a general decline in home values, which has had a negative impact on homeowners’ equity. Reduced origination activity resulted in a decline in Bank Mutual’s consumer loan portfolio from $275.5 million at December 31, 2009, to

$266.0 million at March 31, 2010. Also contributing to this decline has been a low interest rate environment in recent periods which has encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the quarter.
In light of current economic conditions and recent loan origination activity, management expects growth in all categories of Bank Mutual’s loan portfolio may be slow or negative in the near term, although there can be no assurances.
Bank Mutual’s available-for-sale securities portfolio increased by $60.0 million or 4.0% in the aggregate during the three months ended March 31, 2010. This increase was primarily caused by the purchase of $507.8 million in securities consisting principally of medium-term government agency securities. These purchases were offset in part by $167.6 million in sales of long-term, fixed-rate MBSs and certain other securities, as previously described, as well as $206.0 million in securities that were called by their issuers during the period.
Deposit liabilities decreased by $44.8 million or 2.1% during the three months ended March 31, 2010, to $2.09 billion compared to $2.14 billion at December 31, 2009. Core deposits, consisting of checking, savings, and money market accounts, decreased by $17.3 million or 2.0% during the period while certificates of deposit declined by a $27.5 million or 2.1%. Management attributes the decline in core deposits to seasonal activity that typically result in increases in such deposits near the end of a calendar year. With respect to the decline in certificates of deposits, Bank Mutual has aggressively reduced the rates it offers on its certificates of deposit in recent periods in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit. As a result of these efforts, the weighted average cost of deposits declined by 17 basis points during the three months ended March 31, 2010. Compared to March 31, 2009, the weighted average cost of deposits has declined by 87 basis points.
Borrowings, which consist of advances from the Federal Home Loan Bank (“FHLB”) of Chicago, remained substantially unchanged from December 31, 2009, to March 31, 2010. Substantially all of Bank Mutual’s FHLB advances are subject to significant prepayment penalties if repaid prior to their stated maturity.
Shareholders’ equity declined slightly from $402.5 million at December 31, 2009, to $398.2 million at March 31, 2010. During the first quarter of 2010 the positive effects of Bank Mutual’s earnings and a decline in its accumulated other comprehensive loss were partially offset by dividend payments and stock repurchases. Bank Mutual’s ratio of shareholders’ equity to total assets was 11.56% at March 31, 2010, compared to 11.46% at December 31, 2009.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2009 (the last date for which information was available prior to this release), the Bank’s total risk-based capital ratio was 20.9% and its Tier 1 capital ratio was 9.8%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual has paid 37 consecutive quarterly cash dividends since its initial stock offering in November 2000. The cash dividend paid in the first quarter of 2010 was $0.07 per share compared to $0.09 in the first quarter of 2009. During the first quarter of 2010, Bank Mutual repurchased 690,800 shares of its common stock at an average price of $6.55 per share, which completed the purchases authorized under its latest repurchase program. As of the date of this release, Bank Mutual’s board of directors has not authorized a new stock repurchase program. While Bank Mutual’s capital remains strong, regulators and lawmakers have increased their focus in recent periods on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. This increased focus may affect required capital levels and/or the percentage of income that such institutions may use for dividends, which could have an adverse impact on Bank Mutual’s ability to maintain its dividend and/or repurchase shares of its stock in future periods.
Book value per share of Bank Mutual’s common stock was $8.76 at March 31, 2010, compared to $8.72 at December 31, 2009. This increase was principally due to Bank Mutual’s share repurchases, as previously described.
Bank Mutual’s non-performing loans were 3.40% of loans receivable as of March 31, 2010, compared to 2.83% as of December 31, 2009. The ratios of non-performing assets to total assets were 2.01% and 1.72% as of these same dates, respectively. During the three months ended March 31, 2010, Bank Mutual’s non-performing loans increased by $7.2 million or 16.8%. This increase was caused by the economic recession and increased unemployment over the past year that resulted in increased stress on borrowers and increased loan delinquencies. The increase in non-performing loans in the first quarter of 2010 was principally caused by the default of $10.2 million in loans to four unrelated borrowers, as previously described. The collateral for one of these relationships, a $3.3 million loan secured by a retail center and office building, was transferred to foreclosed real estate during the quarter, net of its allowance for loan loss of $550,000.
Foreclosed real estate increased from $17.7 million at December 31, 2009, to $19.3 million at March 31, 2010. This increase was due to the transfer described in the previous paragraph, which was partially offset by the sale during the quarter of another foreclosed property that had a carrying value of $2.3 million. The proceeds on this sale approximated the property’s carrying value.
Bank Mutual’s allowance for loan losses increased to $18.9 million or 1.29% of total loans at March 31, 2010, compared to $17.0 million or 1.13% at December 31, 2009. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 38.0% at March 31, 2010, compared to 40.0% at December 31, 2009. The dollar increase in the allowance was caused by the additional loss allowances that were established in the first quarter of 2010, as described earlier in this release. This development was partially offset by loan charge-offs during the period. Management believes the allowance for loan losses at March 31, 2010, is adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ substantially from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
* * *
Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including high rates of unemployment and the significant instability in credit, lending, and financial markets; declines in the real estate market, which could affect both collateral values and loan activity; high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could adversely impact loan repayments and collection; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry; changes in regulators’ expectations for financial institutions’ capital levels; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and other factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly in Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of Bank Mutual Corporation’s 2009 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	March 31	December 31
	2010	2009
ASSETS
Cash and due from banks	$23,657	$37,696
Interest-earning deposits	118,393	189,962

Cash and cash equivalents	142,050	227,658
Securities available-for-sale, at fair value:
Investment securities	867,862	614,104
Mortgage-related securities	673,044	866,848
Loans held-for-sale, net	14,261	13,534
Loans receivable, net	1,465,411	1,506,056
Goodwill	52,570	52,570
Mortgage servicing rights, net	6,759	6,899
Other assets	222,688	224,395

Total assets	$3,444,645	$3,512,064

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,092,752	$2,137,508
Borrowings	906,720	906,979
Advance payments by borrowers for taxes and insurance	11,802	2,508
Other liabilities	32,272	59,668

Total liabilities	3,043,546	3,106,663

Equity:
Preferred stock — $.01 par value:
Authorized - 20,000,000 shares in 2010 and 2009
Issued and outstanding — none in 2010 and 2009	—	—
Common stock — $.01 per value:
Authorized - 200,000,000 shares in 2010 and 2009
Issued — 78,783,849 shares in 2010 and 2009
Outstanding — 45,474,835 shares in 2010 and 46,165,635 in 2009	788	788
Additional paid-in capital	499,530	499,376
Retained earnings	271,418	272,518
Unearned ESOP shares	(260)	(347)
Accumulated other comprehensive loss	(1,323)	(2,406)
Treasury stock — 33,309,014 shares in 2010 and 32,618,214 in 2009	(371,979)	(367,452)

Total shareholders’ equity	398,174	402,477
Non-controlling interest in real estate partnership	2,925	2,924

Total equity including non-controlling interest	401,099	405,401

Total liabilities and equity	$3,444,645	$3,512,064

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended March 31
	2010	2009

Interest income:
Loans	$20,857	$26,230
Investment securities	4,731	5,207
Mortgage-related securities	6,359	10,498
Interest-earning deposits	45	51

Total interest income	31,992	41,986

Interest expense:
Deposits	8,210	13,114
Borrowings	9,666	9,678
Advance payment by borrowers for taxes and insurance	1	1

Total interest expense	17,877	22,793

Net interest income	14,115	19,193
Provision for loan losses	3,366	3,161

Net interest income after provision for loan losses	10,749	16,032

Non-interest income:
Service charges on deposits	1,390	1,446
Brokerage and insurance commissions	586	662
Loan-related fees and servicing revenue, net	158	(332)
Gain on loan sales activities, net	653	3,832
Gain on investments, net	4,384	2,062
Other non-interest income	1,797	1,610

Total non-interest income	8,968	9,280

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	8,713	9,966
Occupancy and equipment	2,985	3,184
Federal insurance premiums	1,011	362
Loss (gain) on foreclosed real estate, net	955	(5)
Other non-interest expense	2,898	2,947

Total non-interest expense	16,562	16,454

Income before income tax expense	3,155	8,858
Income tax expense	1,051	1,669

Net income before non-controlling interest	2,104	7,189
Net income attributable to non-controlling interest	(1)	(1)

Net income	$2,103	$7,188

Per share data:
Earnings per share-basic	$0.05	$0.15

Earnings per share-diluted	$0.05	$0.15

Cash dividends paid	$0.07	$0.09

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended March 31
	2010	2009
Loan Originations and Sales
Mortgage loan originations:
One- to four-family	$54,611	$217,185
Multi-family	3,861	5,486
Commercial real estate	3,189	16,670

Total mortgage loans	61,661	239,341
Consumer loan originations	15,165	19,269
Commercial business loan originations	4,401	5,657

Total loans originated	81,227	264,267
Mortgage loans purchased	—	1,570

Total loans originated and purchased	$81,227	$265,837

Mortgage loan sales	$45,911	$182,671

	March 31	December 31
	2010	2009
Loan Portfolio Analysis
Mortgage loans:
One- to four-family	$626,962	$656,018
Multi-family	211,798	190,377
Commercial real estate	279,834	285,915
Construction and development	72,718	95,873

Total mortgage loans	1,191,312	1,228,183
Consumer loans	266,000	275,497
Commercial business loans	47,217	52,016

Total loans receivable	1,504,529	1,555,696
Allowance for loan losses	(18,892)	(17,028)
Undisbursed loan proceeds and deferred fees and costs	(20,226)	(32,612)

Total loans receivable, net	$1,465,411	$1,506,056

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Non-Performing Loans and Assets	2010	2009
Non-accrual mortgage loans:
One- to four-family	$13,020	$12,126
Multi-family	3,357	3,357
Commercial real estate	27,770	23,699
Construction and development loans	—	—

Total non-accrual mortgage loans	44,147	39,182

Non-accrual consumer loans:
Secured by real estate	1,456	1,433
Other consumer loans	152	212

Total non-accrual consumer loans	1,608	1,645
Non-accrual commercial business loans	3,249	923

Total non-accrual loans	49,004	41,750
Accruing loans delinquent 90 days or more	750	834

Total non-performing loans	49,754	42,584
Foreclosed properties and repossessed assets	19,331	17,689

Total non-performing assets	$69,085	$60,273

Non-performing loans to loans receivable, net	3.40%	2.83%
Non-performing assets to total assets	2.01%	1.72%

	Three Months Ended March 31
Activity in Allowance for Loan Losses	2010	2009
Balance at the beginning of the period	$17,028	$12,208
Provision for the period	3,366	3,161

Charge-offs:
Mortgage loans	(1,301)	(1,785)
Consumer loans	(227)	(81)
Commercial business loans	(3)	—

Total charge-offs	(1,531)	(1,866)

Recoveries:
Mortgage loans	21	—
Consumer loans	8	11
Commercial business loans	—	—

Total recoveries	29	11

Net charge-offs	(1,502)	(1,855)

Balance at the end of the period	$18,892	$13,514

Net charge-offs to average loans, annualized	0.40%	0.50%

	March 31	December 31
Allowance Ratios	2010	2009
Allowance for loan losses to non-performing loans	37.97%	39.99%
Allowance for loan losses to total loans	1.29%	1.13%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	March 31	December 31
Deposit Liabilities Analysis	2010	2009
Non-interest-bearing checking	$88,092	$94,619
Interest-bearing checking	196,195	211,448
Savings accounts	207,217	196,983
Money market accounts	339,406	345,144
Certificates of deposit	1,261,842	1,289,314

Total deposit liabilities	$2,092,752	$2,137,508

	Three Months Ended March 31
Selected Operating Ratios	2010	2009
Net interest margin (1)	1.76%	2.35%
Net interest rate spread	1.53%	2.07%
Return on average assets	0.24%	0.82%
Return on average shareholders’ equity	2.09%	7.16%
Efficiency ratio (2)	88.57%	62.30%
Non-interest expense as a percent of average assets	1.90%	1.88%
Shareholders’ equity to total assets at end of period	11.56%	11.46%
Tangible common equity to adjusted total assets at end of period (3)	10.19%	10.02%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income and non-interest income for the periods indicated.

(3)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended March 31
Other Information	2010	2009
Average earning assets	$3,204,777	$3,268,698
Average assets	3,488,098	3,508,535
Average interest bearing liabilities	2,906,096	2,966,035
Average shareholders’ equity	402,287	401,560
Average tangible shareholders’ equity (4)	349,717	348,990
Weighted average number of shares outstanding:
As used in basic earnings per share	45,574,581	46,855,883
As used in diluted earnings per share	46,008,331	47,518,052

(4)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	March 31	December 31
	2010	2009
Number of shares outstanding (net of treasury shares)	45,474,835	46,165,635
Book value per share	$8.76	$8.72

	At March 31	At December 31
Weighted Average Net Interest Rate Spread	2010	2009
Yield on loans	5.66%	5.76%
Yield on investments	2.61%	3.19%
Combined yield on loans and investments	4.09%	4.49%
Cost of deposits	1.48%	1.65%
Cost of borrowings	4.26%	4.32%
Total cost of funds	2.32%	2.49%
Interest rate spread	1.77%	2.04%